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                         SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549


                                      FORM 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) of
                        THE SECURITIES EXCHANGE ACT OF 1934


DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)  May 28, 1998
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                                    Bigmar, Inc.
                                   -------------
               (Exact name of registrant as specified in its charter)


          Delaware                  1-14416                   31-1445779
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      (State or other           (Commission File           (I.R.S. Employer
       jurisdiction                  Number)             Identification No.)
     of incorporation)

9711 Sportsman Club Road, Johnstown, Ohio 43031-9141
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(Address of principal executive offices)

Registrant's telephone number, including area code       (740) 966-5800
                                                         --------------


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(Former name or former address, if changed since last report.)


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ITEM 5. OTHER EVENTS.  ISSUANCE OF WARRANTS TO PURCHASE CONVERTIBLE PREFERRED
STOCK IN EXCHANGE FOR $6.0 MILLION CREDIT LINE GUARANTEE.

     On May 28, 1998, Bigmar, Inc. (the "Registrant"), in consideration of a guarantee for a $6.0 million line of credit from a commercial institution, delivered warrants to Jericho II L.L.C. ("Jericho") to purchase 1,000,000 shares of convertible preferred stock (the "Preferred Stock") at a price per share equal to $2.5625 and having a term of 10 years (the "Warrants"). The Preferred Stock shall be convertible to Common Stock on a one-to-one basis, with such conversion rate to adjust to reflect dilutive issuances of equity securities by the Company and also to adjust for stock splits, dividends, combinations and similar events. The Preferred Stock shall be entitled to five votes per share and shall vote together with the Common Stock in addition to having certain special approval rights. The Preferred Stock shall have a liquidation preference equal to the purchase price per share. The Warrants shall include a net exercise clause (to permit the conversion of the Warrants into shares having a fair market value equal to the spread between the exercise price and the then fair market value) and the shares issuable on exercise shall be entitled to piggyback registration rights, subject to standard underwriter's cutback. In addition, as of May 27, 1998, Jericho held other warrants with rights to purchase up to 500,000 fully-paid and non-assessable shares of the Company's Common Stock. John G. Tramontana, Chairman of the Board, President and Chief Executive Officer of the Company, has a 50% ownership interest in Jericho.

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.


                                             Bigmar, Inc.
                                             ------------
                                             (Registrant)

June 4, 1998
                                             By: /s/ Michael K. Medors
                                                ----------------------
                                             Treasurer and Secretary


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